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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State of Incorporation
Gentle Dental Service Corporation	Washington
Including the following wholly-owned subsidiaries:
Gentle Dental Management, Inc.	Delaware
Gentle Dental Legacy, Inc.	Nevada
Gentle Dental of Irvine, Inc.	California
GDSC of Piedmont, Inc.	California
GMS Dental Group Management of Hawaii, Inc.	Hawaii
GMS Dental Group Management of Southern California, Inc.	California
Capital Dental Care, Inc.	Oregon
Dedicated Dental systems, Inc.	California
Gencare Dental Plans, Inc.	Oregon
Managed Dental Care of Oregon, Inc.	Oregon
DentalCo Management Services of Maryland, Inc.	Maryland
The Dental Center, Inc.	Indiana
The Dental Center Adult, Inc.	Indiana
Dental Care Alliance, Inc.	Florida
Including the following wholly-owned subsidiaries:
Dental Care Alliance of Florida, Inc.	Florida
Dental Care Alliance of Georgia, Inc.	Georgia
Dental Care Alliance of Indiana, Inc.	Florida
Dental Care Alliance of Pennsylvania, Inc.	Florida
Dental Care Alliance of Michigan, Inc.	Michigan
Dental One Associates, Inc.	Georgia

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SUBSIDIARIES OF THE REGISTRANT